Exhibit 99.1

Island Breeze International, Inc. Announces Plans for Miami Operation

BELLMAWR, NJ--(August 8, 2012) - Island Breeze International, Inc. (OTCQB: IBII), an entertainment cruise development company, announced its subsidiary is currently developing a single-day gaming cruise operation to be based in Miami, Florida, that will cater to residents of Miami-Dade county as well as tourists visiting the Miami Beach area.  The company plans to offer five to six hour round trip gaming cruises twice daily from the Port of Miami on one of the largest single-day gaming cruise vessels in the United States.

Each cruise will offer customers an authentic Las Vegas-style gaming experience onboard the m/v Island Breeze, a 415 foot long one thousand passenger cruise vessel.  The m/v Island Breeze expects to offer its patrons 18,000 square feet of gaming space complete with slot machines, table games and sports betting.  Other planned onboard amenities include a sports bar, a VIP lounge, nightclub/showroom and a full service restaurant with both buffet and a la carte options.  The breadth and quality of amenities on the Island Breeze will provide Miami area residents and visitors with an exciting new alternative to existing on-shore entertainment and gaming options.

With an adult population (ages 21+) of over 1.8 million and total population of 2.5 million, Miami-Dade is the most populous county in Florida and the eighth most populous in the United States.  In addition to its sizable local population, Miami-Dade is also a top destination for international tourists and has consistently ranked among the top five preferred destinations in the United States for international travelers since 1990.  In 2011, a record 13.4 million overnight tourists (international and domestic origin) visited Miami-Dade County and contributed in excess of $21.6 billion to the local economy.

The company’s plan to renovate the m/v Island Breeze and launch its intended project is dependent on closing sufficient financing.  Although the company is actively seeking financing, there can be no assurance that the necessary financing can be secured.

ABOUT ISLAND BREEZE INTERNATIONAL, INC.
Island Breeze International, Inc. (OTCQB: IBII) is focused on developing and operating entertainment cruise projects. Island Breeze International is currently evaluating available ports in the United States, with a focus on Miami, Florida.  We have also focused on international locations and we are evaluating port locations primarily in East Asia for the establishment of cruise operations, with a particular focus on home port locations in the Hong Kong Special Administrative Region of China.  Island Breeze International's corporate website is www.IslandBreezeInternational.comwww.IslandBreezeInternational.com.

FORWARD LOOKING STATEMENTS
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:
Island Breeze International, Inc.
Bradley T. Prader
President  & CEO
or
Steven G. Weismann
CFO
Phone: +1-856-931-1505
Email: info@IslandBreezeInternational.cominfo@IslandBreezeInternational.com